Digital Power Reports Financial Results for the Second Quarter Ended June 30, 2003 and Award of a $1.6 Million Contract.

FREMONT, Calif., Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced financial results for its second quarter ended June 30, 2003.

For the quarter ended June 30, 2003, revenue decreased 32.3% to $1,596,000 from $2,358,000 for the quarter ended June 30, 2002. A loss from operations of $294,000 for the second quarter of 2003 was reported, compared to a loss of $10,000 for the comparable quarter last year. A net loss for the three months ended June 30, 2003 was $265,000, compared to a net income of $6,000 for the three months ended June 30, 2002.

For the six months ended June 30, 2003, revenues decreased 17.9% to $3,729,000 from $4,541,000 for the six months ended June 31, 2002. Net loss for the six months ended June 30, 2003 was $380,000 compared to net loss of $190,000 for the same period of 2002.

Commenting on the results, David Amitai, President and CEO stated, "The decline in revenues in the second quarter resulted partially from the time necessary to implement new products into the customers' design cycle throughout the market and from rescheduling of deliveries by customers in the European market. We are, however encouraged by our proposal activity for our newer product lines and have identified several potential customers for these products. Also, as a result of our strategic collaboration with Telkoor Telecom, Ltd, we continue to make progress in penetrating new markets, such as the military sector. We are pleased to report that through these efforts, we have been awarded an initial $1.6 million contract to provide sophisticated mil-spec power supplies for a military avionics application. The majority of this revenue will be recognized in 2004."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, datacom, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, the statement that our efforts will result in an increase in revenues in our traditional markets and in the military market.

Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.


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Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                      Three months
                                     Ended June 30,
    Statement of Operations Data     2003      2002

    Revenues                        $1,596   $2,358
    Operating loss                    (294)     (10)
    Income(loss) before income taxes  (283)      20
    Net income(loss)                  (265)       6

    Net income(loss) per share
      Basic and diluted             $(0.05)   $0.01


                                     As of June 30,
    Balance Sheet Data              2003         2002

    Working capital                 $3,128     $1,848
    Total assets                     5,150      5,545
    Shareholders' equity             3,495      2,573